UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2022

AKERNA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39096	83-2242651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Larimer Street, #246, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 932-6537

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KERN	NASDAQ Capital Market
Warrants to purchase one share of Common Stock	KERNW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of John Fowle as Chief Financial Officer

On May 11, 2022, Akerna Corp. (the “Company”) and John Fowle the Company’s Chief Financial Officer and Secretary agreed to a mutual separation effective as of May 17, 2022. Mr. Fowle is leaving to pursue other opportunities.

Appointment of Larry Dean Ditto, Jr. as Interim Chief Financial Officer

On May 11, 2022, the Board of Directors of the Company appointed Larry Dean Ditto, Jr. as Interim Chief Financial Officer (“Interim CFO”) of the Company effective May 17, 2022.

Mr. Ditto, 55, has served as accounting and financial consultant for the Company since April 21, 2022. Mr. Ditto is the Chief Financial Officer (“CFO”) of Mydecine Innovations Group, Inc (“Mydecine”), where he has served as CFO since December 2020 and will continue to serve as CFO concurrent to his service as the Company’s Interim CFO. Prior to his service at Mydecine, Mr. Ditto served Sigue Corporation from June 2019 through December 2020. He was the company’s CFO and, following his CFO tenure, also supported the company as a Financial Consultant. He served as the Vice President and Corporate Controller of OSI Systems, Inc. from April 2018 through June 2019 and the CFO of DLH Davinci LLC (Dental Lab Holdings) from January 2016 through April 2018. Mr. Ditto holds a Bachelor of Arts in Economics and Management from Albion College and holds a Master of Business Administration from the Kelley School of Business at Indiana University.

Prior to Mr. Ditto’s appointment as Interim CFO, the Company and Mr. Ditto entered into a consultant agreement dated April 21, 2022 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Ditto has agreed to perform certain financial and accounting related services. The Company will pay Mr. Ditto a monthly fee of $12,000 for performance of services up to 80 hours per calendar month. If Mr. Ditto performs more than 240 hours of service per calendar quarter, Mr. Ditto will be paid $150 per hour for additional services performed exceeding 240 hours per calendar quarter, subject to the Company’s approval of such additional services. In the event that Mr. Ditto becomes a full-time employee during the term of the Consulting Agreement, the Company will grant Mr. Ditto restricted stock units that are valued at $25,000 and will immediately vest upon the grant. Unless terminated by either party in accordance with the Consulting Agreement, the Consulting Agreement will terminate after 12 months. The term of the Consulting Agreement can be extended by mutual agreement between the Company and Mr. Ditto. Mr. Ditto is also eligible for a one-time $18,000 bonus if an acquisition of the Company occurs, subject to certain terms and conditions. Mr. Ditto’s compensation as described above under the Consulting Agreement has not changed as a result of his appointment as Interim CFO.

There is no arrangement or understanding between Mr. Ditto and any other person pursuant to which he was selected as an officer of the Company. Additionally, there are no family relationships between any director or executive officer of the Company and Mr. Ditto.

Transition of Ray Thompson from President and Chief Operating Officer to Special Advisor to the Chief Executive Officer

On May 16, 2022, the Company and Ray Thompson, the Company’s President and Chief Operating Officer, agreed to a transition, effective immediately, by which Mr. Thompson will move from his current role as President and Chief Operating Officer to Special Advisor to the Chief Executive Officer. In that role, Mr. Thompson will continue to assist the Chief Executive Officer with certain of the day-to-day operations of the Company and advise the Company on various aspects of corporate strategy. In relation to the Company’s enterprise business, Jeff Kiehn, the Company’s current President of Akerna Enterprise will report to the Chief Executive Officer. Additionally, the Company intends for the functions of strategic communications, compliance, technology, and human resources to report directly to the Company’s Chief Executive Officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Consulting Agreement, between Akerna Corp. and Larry Dean Ditto, Jr., dated April 21, 2022
99.1	Press Release of Akerna Corp., dated May 17, 2022*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* - Furnished not filed for purposes of Section 18 of the Exchange Act; not incorporated by reference in any filing that the Company makes under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 16, 2022	AKERNA CORP.

	By:	/s/ Jessica Billingsley
Name: Jessica Billingsley Title: Chief Executive Officer

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